UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 1, 2021

The Jones Financial Companies, L.L.L.P.

(Exact Name of Registrant as Specified in Its Charter)

Missouri	0-16633	43-1450818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12555 Manchester Road, Des Peres, Missouri	63131
(Address of Principal Executive Offices)	(Zip Code)

(314) 515-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2021, the Managing Partner of The Jones Financial Companies, L.L.L.P. (the “Partnership”), Penny Pennington, announced the appointment of the following general partners to the Partnership’s Enterprise Leadership Team (as described below in response to Item 5.03):

•	Tina Hrevus;

•	Francis LaQuinta;

•	Andrew T. Miedler;

•	Timothy Rea; and

•	Wayne A. Roberts.

Ms. Hrevus, age 55, is a member of the Managing Partner’s Office with overall responsibility for Purpose, Community and Philanthropy, and serves as the Managing Partner’s Chief of Staff. Ms. Hrevus joined Edward D. Jones & Co., L.P. (“Edward Jones”) in 1987 as a member of the Marketing area. She has held leadership roles responsible for brand positioning, internal communication strategies and channels, public relations, corporate citizenship, multi-media design and delivery and direct marketing. She was named a principal in 2012 and was invited to join the Managing Partner’s Office in 2019.

Mr. LaQuinta, age 58, has served as the Chief Information Officer of Edward Jones since 2018. In this role, he is responsible for the firm’s overall technology leadership, vision and digital strategy. He joined Edward Jones in 2016 as a principal after a 30-year career in technology on Wall Street. His first role at Edward Jones was senior director in the Information Systems division, responsible for Strategic Delivery.

Mr. Miedler, age 43, has led the Finance division of Edward Jones since 2020. In this role, he is responsible for Financial Reporting; Financial Planning and Analysis; Expense Management and Analysis; Regulatory and External Reporting; Finance Risk and Controls; Canada Finance; Tax, Capital and Asset Management; Treasury; Compensation; Finance Systems and Support; and Sourcing. Mr. Miedler also serves as treasurer of the Edward Jones Trust Company. After working as a corporate tax consultant at Arthur Andersen and PricewaterhouseCoopers, Mr. Miedler joined Edward Jones in 2002 in the Equity Research department as an analyst following the technology, media and telecom industries. He was named an Edward Jones principal in 2011, leading the Packaged Products and Capital Markets areas of Product Review before moving to the Finance division in 2014.

Mr. Rea, age 53, joined Edward Jones as a principal and has served as Chief Marketing Officer of Edward Jones since 2016. In this role, he is responsible for the firm’s marketing, branding and experience initiatives. He previously served as the executive vice president and chief marketing officer for Office Depot Inc., senior vice president of brand marketing for Darden Restaurants, and had increasing brand management leadership positions at Hershey Foods Inc. and The Procter & Gamble Co.

Mr. Roberts, age 50, has served as the Head of Business Segments for Edward Jones since 2020. In this role, he is responsible for the development and implementation of business segment strategies, as well as developing future market and business segment opportunities. Mr. Roberts joined Edward Jones in 1994 as a financial advisor. He was named a regional leader in 2006 and a principal in 2008. Since 2008, Mr. Roberts has held numerous leadership roles in the Branch Development Division including Talent Acquisition, and Branch and Region Development, where he served as the West Division Leader from 2013 to 2017, as well as the Client Strategies Group Division.

None of Ms. Hrevus or Messrs. LaQuinta, Miedler, Rea, and Roberts has any family relationship to any executive officer of the Partnership.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 1, 2021, the Partnership adopted the Twenty-First Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “21st Partnership Agreement”), which amended and restated the Partnership’s Twentieth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “20th Partnership Agreement”) in its entirety.

The 21st Partnership Agreement amended the 20th Partnership Agreement to, among other things:

•

rename the Partnership’s Executive Committee as the Enterprise Leadership Team and increase from nine to up to fifteen the number of general partners to serve on the Enterprise Leadership Team with the Managing Partner;

•	remove the provisions related to the Partnership’s Management Committee which was discontinued in 2020;

•	modify certain net income allocation and distribution and redemption provisions with respect to the Partnership’s service partners;

•	provide for certain joint venture arrangements between Edward Jones and certain of its financial advisors; and

•	make certain other non-material, technical and conforming changes.

The purpose of the Enterprise Leadership Team is to provide counsel and advice to the Managing Partner in discharging her functions, such as the consideration of ownership of Partnership capital, ensuring the Partnership’s business risks are managed appropriately and helping to establish the strategic direction of the Partnership.

The description of the 21st Partnership Agreement above is qualified in its entirety by reference to the corresponding provisions of the 21st Partnership Agreement, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

3.1	Twenty-First Amended and Restated Agreement of Registered Limited Liability Limited Partnership, dated September 1, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE JONES FINANCIAL COMPANIES, L.L.L.P.

Date: September 7, 2021	By:	/s/ Kevin D. Bastien
	Name:	Kevin D. Bastien
	Title:	Chief Financial Officer